Exhibit 10.8

“THE THREE RIVERS"

RECOVERY AND RESEARCH AGREEMENT

This agreement ("Agreement") dated as of the 10th day of December, 2013 is entered into by and between the LEGACY GROUP VENTURES LLC (FT2") of 1250 Mayview Way, Wellington, Florida 33414, a Florida Domiciled Entity, and Aqua Quest International, Inc. (AQI) of Tarpon Springs, Florida, a Florida Incorporated Entity, FT2 and AQI are each a Party and collectively referred to as the "Parties."

RECITALS

WHEREAS, AQI is a marine archaeological recovery company and specializes in the discovery and recovery of shipwrecks.

WHEREAS, FT2 is a company having extensive and exclusive research data on historical shipwrecks to three European Nation shipwrecks in the South China Sea Area.

WHEREAS, AQI desires to acquire the research information FT2 has compiled on the three shipwrecks listed below; to be code named "The Three Rivers Project" (TRP), lost off the coast and in the harbors of a nation in the South China Sea Area. The parties  agree that when describing this project to third parties, for whatever reason, it will be  described as and called The Three Rivers Project" to insure as much anonymity and  security as possible until such time as AQI is prepared to announce its discoveries.

WHEREAS, FT2 warrants and represents that their research supports the potential for  three vessels that have explicit and verifiable historical value and the Manifest of these  three vessels in the aggregate at today's prices supports significant values of precious  commodity cargo, subject to distribution and agreements with the government in whose territory the vessels are lost. FT2 does not warrant or represent the finding, recovery or valuation of the three ships.

WHEREAS, FT2 desires to provide to AQI the Research Information on the TRP in exchange for a compensating percentage of the recovery as described herein.

WHEREAS, FT2 believes that based on its research the TRP may be located within a specific search areas and will share and cooperate with AQI and use its best efforts to reduce and isolate the search areas surrounding each wreck.

WHEREAS, based on FT2's research AQl intends to mount expeditions to locate, assert possession of and conduct recovery operations at the TRP wreck sites.

NOW THEREFORE, in consideration of the recitals, payments, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

TERMS AND CONLDITIONS

1. Cooperation. FT2 agrees to provide AQI, on an exclusive basis, with its present and ongoing Research Information for TRP based on the terms and conditions as set forth in this Agreement.

2. Project Funding. AQI has agreed to acquire and provide all funding for the Search and Recovery Phase of the project. This sum is for the search operations which include the use of an operational and suitable boat equipped with remote sensing equipment such as magnetometer, side scan sonar, and ROV systems. The commencement date for the Search Phase is currently subject to permits, government agreements and funding, weather conditions and safety permitting.

3. Exclusive Bights. FT2 hereby grants to AQI exclusive rights to its Research Information for the search, identification, and recovery of the TRP. AQI agrees to keep FT2 fully informed and aware of any efforts and or work that take place to discover and/or recover anything from the TRP, and to allow FT2 onto the discovery and/or recovery ship. AQI will issue upon the execution and acceptance of this agreement by FT2, 25,000 (Twenty Five Thousand) Shares of Aqua Quest International Stock. FT2 will distribute it amongst its various partners as it sees fit. FT2 understands that AQI may go public and there may be restrictions on the timing of any sale of the Aqua Quest International Shares. AQI agrees not to disclose the wreck site specifics or location to anyone else without the specific agreement of FT2, except as required for any lawsuits, claims by law or rules of the court, which if needed shall either be filed directly in the name of AQI or more likely, will be filed in the name of a neutral sounding new entity designed to cloak the true nature of the lawsuit and to attempt to divert attention away from the wreck until such time as the parties announce their actions and discoveries. The use of a neutral sounding entity will be held to the same terms and conditions of this agreement and said filing will be incorporated in this agreement.

Artifact Recoveries. FT2 and AQI agree that TRP is a set of shipwrecks having significant historical value. FT2 will receive 15 percent of the entirety of the artifacts and other finds recovered and received by AQI as part of any agreement with the Government involved in these shipwrecks. AQI will properly log, preserve and safe-keep the artifacts received, found and allowed to be kept and distributed by the respective government into 20 groupings based on equivalent values. These equivalent values will be consistently maintained throughout the recovery and distribution process. FT2 will have the right to pick any 3 (three) of the groupings and AQI will keep the remaining 17 (seventeen) groupings. None of the artifacts distributed by AQI will be included in the fifteen percent (15%) described in Section 7 in respect to any compensation further due to FT2. In plain language, FT2 does not get to double dip by getting fifteen percent (15%) of the artifacts up front and an additional fifteen percent (15%) from what AQI does with its artifacts. AQI at its sole discretion will decide how, when and where to do what it wants with its own artifacts. As such, any moneys, revenue and profits made from disposition of the artifacts by AQI of its own artifacts belongs completely to AQI. Likewise, any disposition of the artifacts by FT2 belongs and is the exclusive property of FT2. Both parties have the right to use their artifacts as they choose and both parties can use their artifacts as they choose and may each, on their own, and without needing to share any revenue or profits from any museum displays or operations either party may choose to create or being involved with and as such FT2 can do its own museum.

5. Ancillary Ownership Rights. AQI shall have the exclusive right to document, film, photograph, publish or any other means necessary for documenting and recording the TRP project in any form or media, whether for personal or public use and/or for profit as long as there is no interference with the timely and professional manner of recovery. Only revenues from ancillary ownership rights to TRP shall be included in revenues for determining the distribution of profits to FT2. AQI has the right to and retains the right to publish a book and academic papers, articles and treatise, and give lectures on the TRP, recognizing that both Dr. Robert Baer and also Brandon Josef Szinavel may individually each also publish a book and do interviews, write editorials, and or papers on this project.

6. Operations and Work on the Project. AQI shall have jurisdiction of the search, recovery and artifact conservation and other business aspects of the TRP project. This includes but is not limited to planning, fund raising, use of proceeds, time lines, operational and archaeological reports, hiring, contracting, project team oversight, equipment, safety, and adherence to US GAAP (Generally Accepted Accounting Principles) accounting standards and reporting through the retaining of a licensed certified public accountant. Representatives of FT2 shall have the right to be in attendance on the search/recovery boat during the search/recovery operations, and during the storage, safeguarding, and handling of items recovered from TRP, and will be responsible for their own travel and expenses if they so choose to travel to the project site. Any parties from FT2 who choose to attend the work out of their own curiosity and interest shall also pay for their own travel expenses. AQI has the right at its option to ask FT2 to provide advice in these areas, and to utilize FT2 in a supporting role on the Project and if it does, AQI will pay for those travel expenses. FT2 will be allowed to obtain project updates from AQI at any time upon request. FT2 will also have the right to examine the books and records of AQI as needed to support and validate any discoveries, recoveries and distributions. FT2 will endeavor to complete electronic discovery in this regard with AQI's accountants.

7. Ancillary Compensation. FT2 will receive l5% (fifteen per cent) of the net operating profits (if any and not to include any revenue or profits from the artifacts obtained by AQI as described in Section 4 above) received by AQI from the TRP project after fair and reasonable expenses are deducted and after paying back any and all investors. The 15% of net profits is after expenses for all the costs of being involved with tho three shipwrecks and is not to be distributed if one or more portions of the project are profitable but the remaining monetization operations are still losing money. FT2 has the right to request and review the financial and expense statements of AQI in regards to the TRP. Daily expenses are estimated to be between $3000. (Three Thousand Dollars) and $4,500. (Four Thousand Five Hundred Dollars) for the survey/discovery work and between $5,000. (Five Thousand Dollars) and $7,500. (Seven Thousand Five Hundred Dollars) per day for actual diving, salvage and recovery efforts. The Mobilization costs to begin and conduct the expedition are expected to be between $80,000. (Eighty Thousand Dollars) and $160,000. (One Hundred Sixty Thousand Dollars). This Section 7 revenue will consist mainly of Media/Film and Intellectual Property revenues. There is no agreement for any participation in any museum exhibitions or museum projects and neither party will have any rights from the other party for any museum or exhibition type projects.

8. Representations and Warranties. Each Party expressly represents and warrants that (i) it has authority to act for itself or the lawful owner of its respective property, including the Research Information (the "Property") herein; (ii) it has full power and express authority to carry out its obligations as set forth in this Agreement; (iii) FT2 represents and warrants that it is the owner of the Research Information with good and marketable title thereto; (iv) it as not made any assignment or transfer of the Property as set forth in this Agreement, including but not limited to assignment or transfer by subrogation or by operation of law; (v) it is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (vi) it is  represented and has been advised by counsel in connection with this Agreement,  which such Party executes wholly voluntarily and of its own choice, volition, judgment, belief and knowledge, after consultation with such counsel and not under coercion or duress; (vii) it is not aware of any illegal, unethical, or fraudulent activity or conduct of any Party to this Agreement; and (viii) it knowingly waives any claim that this Agreement was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts either known or reasonably ascertainable. The Parties agree and stipulate that each Party is relying upon these representations and warranties in entering into this Agreement.

9. Validity. In the event that any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

10. Notices. Except as may be otherwise specifically provided in this Agreement, all notices required or permitted hereunder shall be in writing and shall be deemed to be delivered when deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, addressed to the Parties at their respective addresses set forth in this Agreement or at such other addresses as may be subsequently specified by written notice.

L1. Other Instruments. The Parties hereto covenant and agree that they will execute such other and further instruments and documents as are or may become reasonably necessary or convenient to effectuate and carry out the purposes of this Agreement.

12. Headings. The headings, titles, and subtitles used in this Agreement are for ease of reference only and shall not control or affect the meaning or construction of any provision hereof.

13. Captions. The Parties agree that the captions and headings contained in this Agreement are for convenience only and shall not be deemed to constitute a part of this Agreement.

l4. Construction. Words used in the Agreement of any gender or neuter shall be construed to include any other gender or neuter where appropriate. Words used in this Agreement that are either singular or plural shall be construed to include the other where appropriate.

L5. Amendments in Writing. This Agreement may only be amended or modified by a written instrument that has been executed by the Parties and that unequivocally indicates the Parties'

intention to modify this Agreement. No waiver of any breach  of this Agreement shall be construed as an implied amendment or agreement to amend or modify any provision of this Agreement.

16. No Waiver. The failure by any of the Parties to this Agreement to enforce at any time, or for any period of time, any one or more of the terms or conditions of this Agreement or a course of dealing between the Parties, shall not be a waiver of such terms or conditions or of such Party's right thereafter to enforce each and every term and condition of this Agreement.

17. Duration and Applicable Law. This contract shall remain in force until all methods for recoveries are exhausted and the parties agree in writing to terminate this agreement and venture. Each Party shall comply with all applicable international, federal, state or local laws, regulations, or ordinances in effect or hereafter adopted. This Agreement shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Florida.

18. Entire and Integrated Agreement. This Agreement contains and constitutes the entire agreement and understandings of the Parties and supersedes as of the execution date all prior negotiations, discussions, undertakings or agreements of any sort whatsoever, whether oral or written, or any claims that might have ever been made by one Party against any opposing Party. There are no representations, agreements, or inducements except as set forth expressly and specifically in this Agreement.

19. Multiple Counterparts. This Agreement may be executed in multiple counterparts, any and all of which may contain the signatures of less than all the Parties and all of which shall be construed together as a single document. Each counterpart shall be fully effective as an original when all of the Parties have executed this Agreement. Such counterparts may also be executed by facsimile signature.

20. Disputes. The parties agree to cooperate and work together to make this a profitable venture and undertaking, but as happens from time to time, if the parties come to an impasse where the work is no longer possible in a cooperative manner, the parties agree to a three step process. In the first step, the parties agree to non binding mediation, where the parties shall split the cost of the mediator and both parties will agree to the mediator, or if not then each party shall name their chosen mediator and the two mediators will decide which mediator will handle the first mediation. If the mediation is inconclusive, then the parties will move to have a second mediation. If that mediation is not conclusive, then the parties agree to binding arbitration in the USA, in the State of Florida. The mediation and arbitration shall abide by USA American Arbitration Association standards under its Mediation Rules and Arbitration Rules, and the ruling shall be final and binding on both parties, and either party can move to have a local court or federal court enforce the arbitration ruling.

Agreed to and accepted this 10th day of December, 2013.

LEGACY GROUP VENTURES, LLC.

SIGNATURE

/s/ A.J. LeBlanc

DATE 12/10/13

AQUA QUEST INTERNATIONAL, INC.

SIGNATURE

/s/ Robert H. Mayne, Jr.

DATE  12/10/13

ROBERT H. MAYNE, JR., PRESIDENT

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